February 2010 Filed pursuant to Rule 433 dated January 26, 2010 Relating to Preliminary Pricing Supplement No. 292 dated January 26, 2010 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Currencies

PLUS due August 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + Korean won + Mexican peso
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of positive performance of the underlying asset.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor in the PLUS will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based on the performance of an equally-weighted basket of three emerging markets currencies relative to the U.S. dollar, subject to the maximum payment at maturity.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per PLUS
Pricing date:	February , 2010
Original issue date:	February , 2010 (3 business days after the pricing date)
Maturity date:	August 29, 2011
Aggregate principal amount:	$
Principal protection:	None
Interest:	None
Basket:	Basket Currency	Weighting
	Brazilian real	33.3333%
	Korean won	33.3333%
	Mexican peso	33.3333%
Payment at maturity:	•
If the basket of currencies strengthens relative to the U.S. dollar so that the basket performance is positive:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

•
If the basket of currencies remains unchanged or weakens relative to the U.S. dollar so that the basket performance is equal to or less than zero:
$1,000 x (1 + basket performance)
This amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	$1,700 to $1,800 per PLUS (170% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Currency performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	August 24, 2011
CUSIP / ISIN:	617482JU9 / US617482JU94
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$1,000	$20	$980
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS. Please see “Syndicate Information” on page 9 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 292 dated January 26, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208009

PLUS due August 29, 2011 Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The PLUS due August 29, 2011, Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar (the “PLUS”) provide investors with an opportunity to gain leveraged upside exposure to the performance of an equally-weighted basket of three emerging markets currencies (the “basket”) relative to the U.S. dollar.

If, at maturity, the basket as a whole has strengthened relative to the U.S. dollar, the investment will return the stated principal amount plus 200% of the percentage appreciation of the basket, subject to the maximum payment at maturity of $1,700 to $1,800 per PLUS (170% to 180% of the stated principal amount) (e.g. a 10% appreciation of the basket relative to the U.S. dollar will return 100% of principal plus an additional $200 per PLUS at maturity).  If the basket has remained unchanged or has weakened, the payment at maturity per PLUS will be an amount equal to or less than the $1,000 principal amount by an amount proportionate to the percentage depreciation of the basket.  The PLUS are exposed on a 1:1 basis to any weakening of the basket relative to the U.S. dollar.  The PLUS do not pay interest, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.

Maturity:	18 Months

Leverage factor:	200%

Payment at maturity:
(i)   If the basket of currencies strengthens relative to the U.S. dollar:

▪       Par + 2x upside performance, subject to the maximum payment at maturity of $1,700 to $1,800 per PLUS.

(ii)   If the basket of currencies remains unchanged or weakens relative to the U.S. dollar:

▪       1:1 downside

This amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,700 to $1,800 per PLUS (170% to 180% of the stated principal amount), to be determined on the pricing date.

Principal protection:	None

February 2010	Page 2

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Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is an equally-weighted basket of three emerging markets currencies.

Basket Information as of January 21, 2010
Basket Currency	Weighting	Quotation Convention	Reuters Page
Brazilian real (“BRL”)	33.3333%	# BRL / USD	BRFR
Korean won (“KRW”)	33.3333%	# KRW / USD	KFTC18
Mexican peso (“MXN”)	33.3333%	# MXN / USD	WMRSPOT10

Historical Basket Performance January 1, 2005 to January 21, 2010

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2005 through January 21, 2010 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the leverage factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket should not be taken as an indication of its future performance.

February 2010	Page 3

PLUS due August 29, 2011 Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Brazilian real has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.80300	1.63909

Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Brazilian real has weakened relative to the U.S. dollar by 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.80300	2.00333

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

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PLUS due August 29, 2011 Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Key Benefits

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the PLUS to gain exposure to the basket currencies.

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the basket of currencies.

Leveraged Performance	▪	2x upside participation (200%) in any appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity of $1,700 to $1,800 per PLUS.

	▪	The PLUS offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket within a certain range of basket performance.

Access	▪	Exposure to an equally-weighted basket of three emerging markets currencies valued relative to the U.S. dollar and diversification of underlying asset class exposure.

Best Case Scenario	▪	The basket strengthens relative to the U.S. dollar and, at maturity, the PLUS redeem for the maximum payment at maturity of $1,700 to $1,800 per PLUS (170% to 180% of the stated principal amount).

Worst Case Scenario	▪
The basket weakens relative to the U.S. dollar and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.  For example, if the basket weakens relative to the U.S. dollar by 20%, you will receive $800 per PLUS at maturity.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 14)

▪	PLUS do not pay interest or guarantee return of principal.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The PLUS are subject to currency exchange risk.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the PLUS may be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.

▪	Even though currencies trade around-the-clock, the PLUS will not.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

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PLUS due August 29, 2011 Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar on the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2010	February , 2010 (3 business days after the pricing date)	August 29, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per PLUS (see “Syndicate Information” on page 9)
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 and integral multiples thereof
Principal protection:	None
Interest:	None
Basket:	Basket Currency	Weighting
	Brazilian real (“BRL”)	33.3333%
	Korean won (“KRW”)	33.3333%
	Mexican peso (“MXN”)	33.3333%
Payment at maturity:
•    If the basket of currencies strengthens relative to the U.S. dollar so that the basket performance is positive:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•    If the basket of currencies remains unchanged or weakens relative to the U.S. dollar so that the basket performance is equal to or less than zero:
$1,000 x (1 + basket performance)
This amount will be equal to or less than the stated principal amount of $1,000 and may be zero.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero, in which case you will receive an amount at maturity that is less than the $1,000 stated principal amount of the PLUS.  There is no minimum payment at maturity.

Please see “Hypothetical Payouts on the PLUS at Maturity” starting on page 11 for full examples of how to calculate the basket performance at maturity.

Leverage factor:	200%
Maximum payment at maturity:	$1,700 to $1,800 per PLUS (170% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Currency performance value:
With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency relative to the U.S. dollar, as represented by the following formula:
[(initial exchange rate / final exchange rate) – 1] x weighting

Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate of such basket currency (or make such adjustment to the initial

February 2010	Page 6

PLUS due August 29, 2011 Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

exchange rate of such basket currency) on the valuation date, in accordance with legal requirements and market practice.
Reference source:	BRL: Reuters “BRFR” KRW: Reuters “KFTC18” MXN: Reuters “WMRSPOT10”
Valuation date:	August 24, 2011
Risk factors:	Please see “Risk Factors” beginning on page 14.
General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482JU9
ISIN:	US617482JU94
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer intends to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

▪    upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket

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Performance Leveraged Upside SecuritiesSM

currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Description of PLUS—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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Performance Leveraged Upside SecuritiesSM

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
$1,000	$20.00	<$1MM
$996.25	$16.25	>$1MM and <$3MM
$994.375	$14.375	>$3MM and <$5MM
$992.50	$12.50	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$1,750 per PLUS (175% of the stated principal amount)

PLUS Payoff Diagram

How it works

¡
If the basket performance is positive, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity.  An investor will realize the hypothetical maximum payment at maturity at a basket performance of 37.5%.  Based on the terms of the PLUS:

–	If the basket performance is 10%, investors would receive a 20% return, or $1,200 per PLUS.

–	If the basket performance is 40%, investors would receive only the hypothetical maximum payment at maturity of 175% of the stated principal amount, or $1,750 per PLUS.

¡
If the basket performance is less than or equal to zero, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% depreciation of the basket relative to the U.S. dollar.

–	If the basket performance is –20%, investors would lose 20% of their principal and receive only $800 per PLUS at maturity, or 80% of the stated principal amount.

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Performance Leveraged Upside SecuritiesSM

Hypothetical Payouts on the PLUS at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	33.3333%	1.80300	1.63909	10%
KRW	33.3333%	1,137.30000	1,033.90909	10%
MXN	33.3333%	12.93900	11.76273	10%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  33.3333%, plus

[(Initial KRW exchange rate / Final KRW exchange rate) – 1]  x  33.3333%, plus

[(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  33.3333%

So, using the hypothetical exchange rates above:

[(1.80300 / 1.63909) – 1] x 33.3333% = 3.33333%, plus [(1,137.30000 / 1,033.90909) – 1] x 33.3333% = 3.33333%, plus [(12.93900 / 11.76273) – 1] x 33.3333% = 3.33333%

Basket performance	=	10%

Payment at maturity	=	$1,000 + leveraged upside payment

	=	$1,000 + ($1,000 x basket performance x leverage factor)

	=	$1,000 + ($1,000 x 10% x 200%)

	=	$1,200

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per PLUS will be $1,200, or the stated principal amount of $1,000 plus the leveraged upside payment of $200.

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Example 2:  The basket performance is less than zero.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	33.3333%	1.80300	1.71714	5%
KRW	33.3333%	1,137.30000	1,421.62500	–20%
MXN	33.3333%	12.93900	18.48429	–30%

Basket performance = Sum of currency performance values

[(1.80300 / 1.71714) – 1] x 33.3333% = 1.66667%, plus [(1,137.30000 / 1,421.62500) – 1] x 33.3333% = –6.66667%, plus [(12.93900 / 18.48429) – 1] x 33.3333% = –10%

Basket performance	=	–15%

Payment at maturity	=	$1,000 x (1 + basket performance)

	=	$1,000 x [1 + (–15%)]

	=	$850

Because the basket performance is less than zero, the payment at maturity will equal (i) $1,000 times (ii) 1 plus the basket performance, or $850 per PLUS, which is less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the strengthening of the Brazilian real relative to the U.S. dollar by 5% is more than offset by the weakening of the Korean won and the Mexican peso by 20% and 30%, respectively.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,700 to $1,800 per PLUS,

Currency performance value  = [(initial exchange rate / final exchange rate) – 1] x weighting

If the basket performance is less than or equal to zero:

$1,000   X   (1  +  basket performance)

The payment at maturity will therefore be less than or equal to the stated principal amount.  There is no minimum payment at maturity on the PLUS.

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Risk Factors

The PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the PLUS.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the PLUS and the suitability of such PLUS in light of your particular circumstances.  The PLUS are not secured debt and investing in the PLUS is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the PLUS.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

▪
PLUS do not pay interest or guarantee the return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than or equal to zero, you will receive an amount in cash at maturity that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket of currencies relative to the U.S. dollar.  There is no minimum payment at maturity on the PLUS.

▪
Appreciation potential is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,700 to $1,800 per PLUS, or 170% to 180% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to 170% to 180% of the stated principal amount, the basket performance that is greater than 35% to 40% will not further increase the return on the PLUS.

▪
The PLUS are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the PLUS.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

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▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the PLUS more than any other single factor.  Other factors that may influence the value of the PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The PLUS are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the PLUS.  For special risks related to each of the basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Korean won

The exchange rate between the Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange

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rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the U.S. dollar.

Mexican peso

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008, the Mexican peso continued to depreciate against the dollar on worries about the trouble in the global financial markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  A weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

▪
Even though currencies trade around-the-clock, the PLUS will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices..  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the PLUS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Alternatively, it is possible that a U.S. Holder may be required to “mark-to-market” the PLUS and recognize gain or loss at the close of each taxable year for which it holds the PLUS as if

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the PLUS were sold for their fair market value on the last day of such taxable year. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2005 through January 21, 2010.  The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

BRL (# BRL / USD)	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter (through January 21, 2010)	1.8030	1.7200	1.8030

Brazilian real January 1, 2005 through January 21, 2010 (expressed as units of BRL per USD)

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KRW (# KRW / USD)	High	Low	Period End
2005
First Quarter	1,058.90	999.85	1,015.45
Second Quarter	1,034.50	996.50	1,034.50
Third Quarter	1,054.00	1,012.00	1,042.40
Fourth Quarter	1,058.50	1,009.35	1,010.00
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.32	922.45	923.90
Third Quarter	950.50	913.95	915.27
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter	1,206.85	1,002.70	1,206.85
Fourth Quarter	1,514.00	1,187.55	1,259.55
2009
First Quarter	1,570.65	1,259.55	1,383.10
Second Quarter	1,379.75	1,233.20	1,273.80
Third Quarter	1,316.50	1,178.05	1,178.05
Fourth Quarter	1,195.90	1,152.93	1,164.00
2010
First Quarter (through January 21, 2010)	1,154.60	1,119.95	1,137.30

Korean won January 1, 2005 through January 21, 2010 (expressed as units of KRW per USD)

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MXN (# MXN / USD)	High	Low	Period End
2005
First Quarter	11.38	10.99	11.17
Second Quarter	11.24	10.74	10.75
Third Quarter	10.91	10.58	10.76
Fourth Quarter	10.95	10.42	10.63
2006
First Quarter	11.02	10.44	10.87
Second Quarter	11.48	10.85	11.35
Third Quarter	11.25	10.77	10.99
Fourth Quarter	11.09	10.72	10.80
2007
First Quarter	11.22	10.82	11.05
Second Quarter	11.02	10.72	10.81
Third Quarter	11.20	10.74	10.94
Fourth Quarter	11.02	10.65	10.90
2008
First Quarter	11.00	10.64	10.64
Second Quarter	10.58	10.27	10.31
Third Quarter	11.03	9.86	10.94
Fourth Quarter	13.90	10.96	13.67
2009
First Quarter	15.57	13.38	14.17
Second Quarter	14.05	12.95	13.19
Third Quarter	13.75	12.83	13.51
Fourth Quarter	13.76	12.64	13.09
2010
First Quarter (through January 21, 1010)	13.10	12.64	12.94

Mexican peso January 1, 2005 through January 21, 2010 (expressed as units of MXN per USD)

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